Exhibit 21.1

SUBSIDIARIES OF LIBERTY TAX, INC.

JTH Tax, Inc.	Delaware

JTH Financial, LLC	Virginia

Wefile, Inc.	Virginia

LTS Software, Inc.	Virginia

LTS Properties, LLC	Virginia

Liberty Tax Holding Corp.	Ontario, Canada

Liberty Tax Service Inc.	Manitoba, Canada

Employee Plus, Inc.	Virginia

JTH Tax Office Properties, LLC	Virginia

Hispanic Tax, LLC	Virginia

Unified Partners, LLC	Virginia

JTH Properties 1632, LLC	Virginia

SiempreTax LLC	Virginia

JTH Court Plaza, LLC	Virginia

Tax Resolution LLC	Virginia

Tiger Business Services LLC	Virginia